Exhibit 10(p)

Notice of Grant of Award		Commerce Bancshares, Inc.
and Award Agreement		ID: 43-0889454
1000 Walnut Street
Kansas City, MO 64106

<Employee>		Award Number: <number>	<number>
<Street Address>
<City, ST Zipcode> United States	United States

Effective <date> (the "Grant Date"), under the Commerce Bancshares, Inc. (the “Company”) 2005 Equity Incentive Plan (the “Plan”), you (the "Grantee") have been granted stock appreciation rights (SAR) pertaining to <##> shares of Company $5.00 par value Common Stock (“Common Stock”) at a Plan exercise price of $<###> per share, which is the closing price on the grant date.

The total exercise cost of the fully vested SAR granted is: $<###>

This SAR will become vested and subject to exercise, in whole or in part, and will expire, according to the schedule shown below:

Shares	Full Vest
<nbr>	<date>
This SAR will expire ten (10) years from the Grant Date.

ADDITIONAL TERMS AND CONDITIONS

1. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2. Grant and Exercise of SAR. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a SAR that relates to the stock appreciation, if any, as described above. The stock appreciation for the SAR is the amount by which the Fair Market Value of the underlying Shares on the date of exercise of this SAR exceeds the Exercise Price of the SAR.

Upon exercise of all or any portion of the SAR, the Grantee shall receive the stock appreciation with respect to the portion of the SAR exercised, payable to the Grantee in Shares. The stock appreciation shall be based on the Fair Market Value of the Shares on the date of exercise less the exercise price per share at date of grant. This SAR shall vest and become exercisable as follows:

a.	25% of the SAR on and after one year from the grant date;

b.	an additional 25% of the SAR on and after two years from the grant date;

c.	an additional 25% of the SAR on and after three years from the grant date; and

d.
the remaining 25% of the SAR on and after four years from the grant date, so that all of the SAR granted in this Paragraph 2 and not previously exercised shall become exercisable, provided however that this SAR shall expire ten years from the grant date or upon other events as otherwise provided in the Plan or this Agreement after which no portion of the SAR shall be exercisable.

If however, the Grantee terminates employment with the Company for any reason, including death, disability or retirement, any unvested SARs are forfeited as of the termination date.

3. Notice of Exercise.

a.
Subject to the provisions of Paragraph 2 above, the Grantee may exercise part or all of the exercisable SAR by giving written notice to the Company at the address provided above, specifying the number of rights as to which the SAR is to be exercised.

b.
All obligations of the Company under this Agreement shall be subject to the rights of the Company to withhold amounts required for any taxes, if applicable. The Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the SAR by reimbursing the Company in cash for the related tax withholdings or by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

4. Non‑Solicitation Agreement. As a condition precedent to and in consideration of this award Grantee agrees to the following non‑solicitation provision. For purposes of this provision, the term “Company” includes the Company and all of Company's direct and indirect subsidiaries and affiliates.

a.
Acknowledgments. Grantee acknowledges that the Company's relationships with its respective customers, clients, employees, and other business associations are among the Company's most important assets, and that developing, maintaining and continuing these relationships is one of the Company's highest priorities. Grantee further understands that Grantee will be relied upon to develop and maintain the goodwill of these relationships on behalf of Company throughout the course of the employment relationship.

b.
Non‑Solicitation of Employees. Grantee agrees that during the term of employment, and for a period of twelve (12) months following termination of employment, Grantee will not nor will Grantee assist others to recruit, solicit, or induce, or attempt to induce, any employees of Company to terminate their employment or otherwise cease a relationship with Company.

c.
Non‑Solicitation of Customers. Grantee agrees that during the term of employment and for a period of twelve (12) months following termination of employment, Grantee will not solicit, divert or take away, or attempt or assist others to divert, solicit or take away, either directly or indirectly the business or patronage of any of the clients, customers or account holders of Company as of the date of the termination of employment (i) to which Grantee was assigned at any time during the course of employment at Company; (ii) that Grantee called on or solicited during the course of employment at Company; or (iii) that Grantee serviced or assisted others in servicing during the course of employment at Company. The phrase “assisted others in servicing” shall include directing the servicing or solicitation and/or participation in management decisions relating to the client, customer or account.

d.
Legal and Equitable Relief. The restrictions contained in this Paragraph 4 are necessary for the protection of the legitimate business interests and goodwill of Company, and are considered by the Grantee to be reasonable for such purposes. The Grantee agrees that any breach of this Paragraph 4 will cause Company substantial and irrevocable damage. In the event of any such breach, in addition to such other remedies that may be available, including the recovery of damages from Grantee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Paragraph 4.

e.
Severability. The terms and provisions of this Paragraph 4 are severable in whole or in part, and if, notwithstanding the judicial modification provision below, any term or provision of this Agreement should be deemed invalid, illegal or unenforceable, the remaining terms and provisions shall remain in full force and effect.

f.
Judicial Modification. Company and Grantee have attempted to limit Grantee's activity only to the extent permitted by applicable law and necessary to protect Company from unfair competition. If a Court of competent jurisdiction determines the restrictions contained in this Paragraph 4 and its subparts are too long in duration or too broad in scope to be reasonable and enforceable, then the parties irrevocably request the Court to amend such provision only so much as shall be necessary for the restrictions contained herein to be enforceable.

g.	Change in Control. In the event there shall be a Change in Control of the Company, the provisions of this Paragraph 4 shall become null and void.

h.
Disclosure of Agreement. In the event that Grantee shall seek or obtain employment with any other person, firm or entity, Grantee acknowledges and consents that this Agreement may be disclosed by Company, without risk of liability, to such current or prospective employer of Grantee.

i.
Survival. The obligations contained in this Agreement survive the termination, for any reason whatsoever, of Grantee's employment with Company; provided, however the provisions contained in paragraph 4c (Non‑Solicitation of Customers) shall not apply in the event Grantee's employment terminates by reason of the elimination of Grantee's position with Company.

5. Prohibition of Certain Securities Transactions. As a further condition upon Grantee's acceptance of the award described in this Agreement, Grantee agrees to refrain from short selling of Company securities, and agrees to refrain from trading in any derivatives of Company securities for hedging purposes or otherwise, including, but not limited to, trading in put or call options or similar types of transactions related to Company securities.

6. Restrictions on Transfer or Other Dispositions. No SAR may be transferred or otherwise disposed of except as provided in the Plan.

7. Issue of Shares. The Company shall not be required to issue or transfer any certificates for Shares upon exercise of this SAR until all applicable requirements of law have been complied with and such Shares shall have been duly listed on any securities exchange on which the Shares may then be listed.

8. Beneficiary. The Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company. No such designation shall be effective unless received prior to the death of the Grantee. In the absence of such designation or if the beneficiary so designated shall not survive the Grantee, the certificate or certificates shall be delivered to the estate of the Grantee.

9. Change in Circumstances. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereinafter in the applicable laws or regulations or incident to any change in the market value of the SAR after the date hereof.

10. Change in Control. In the event there is a Change in Control of the Company, any unexercised portion of this SAR shall become immediately exercisable and all restrictions shall be removed at the time of a Change in Control.

11. Committee Authority. Any questions concerning the interpretation of this Agreement or the Plan, and any controversy which arises under this Agreement or the Plan shall be settled by the Committee in its sole discretion. All determinations and decisions of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

12. Plan Controls. The terms of this Agreement are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

13. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Grantee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Company and the Grantee specify their respective addresses as shown above.

14. Information Confidential. As partial consideration for the granting of this SAR, the Grantee agrees that Grantee will keep confidential all information and knowledge that Grantee has relating to the manner and amount of Grantee's participation in the Plan, provided, however, that such information may be disclosed as required by law and may be given in confidence to the Grantee's spouse, tax and financial advisors, or to a financial institution of the extent that such information is necessary to secure a loan.

By your signature and the Company's signature below, you and the Company agree that this SAR is granted under and governed by the terms and conditions of the Plan as amended and the SAR Agreement.

Commerce Bancshares, Inc.		<date>
By		Date

<date>
	Grantee: <Employee>	Date

4